Name of Registrant:
Franklin High Income Trust
File No. 811-01608


EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

May 1, 2013 supplement to the Registrant's prospectus:

From: 105 SA-1 05/13

SUPPLEMENT DATED MAY 1, 2013
TO THE STATEMENT OF ADDITIONAL INFORMATION DATED OCTOBER 1, 2012
OF
FRANKLIN HIGH INCOME FUND Franklin High Income Trust

The statement of additional information is amended as follows:

I. The Fund will begin offering Class R6 shares on or about May 1, 2013. Therefore, on or about May 1, 2013, the Fund will offer five classes of shares, Class A, Class C, Class R, Class R6 and Advisor Class.